                                                                    Exhibit 21-1

                       SUBSIDIARIES OF DTE ENERGY COMPANY

DTE Energy Company's principal subsidiaries as of December 31, 2005 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary                                   State of Incorporation
----------                                   ----------------------
1. The Detroit Edison Company                Michigan

2. DTE Enterprises, Inc.                     Michigan

3. DTE Energy Resources, Inc.                Michigan

4. Michigan Consolidated Gas Company         Michigan